CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports" and "General Information - Independent Auditors" and to the use of our report dated January 13, 2003, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 2-70427 and 811-03131) of Alliance Technology Fund, Inc.






ERNST & YOUNG LLP

New York, New York
January 27, 2003



00250.0200 #378932